UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: March 20, 2008

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 20, 2008 the Company expanded the board of directors to include founder Malcolm Bendall, Graham Rogers and Phil Simpson and elected Dr. Clive Burrett chairman of the board. Tad Ballantyne and John Garrison remain members of the board. The board also appointed Graham Rogers as Chief Financial Officer, Malcolm Bendall as Chief Executive Officer and John Garrison as President. The appointment of these board members to these officer positions solidifies the management and capital raising efforts and reflects the requirements of recent financing provided by certain officers and directors of the Company. Officers and directors have recently provided approximately $2.0 million in financing to the Company and subsidiaries in support of the 2008 exploration program.

Dr. Clive Burrett of Hobart, Tasmania, was appointed to the Empire board of directors in October 2005. Dr. Burrett was a founding member of the Board of Directors of Great South Land Minerals Limited which is a wholly owned subsidiary of Empire. He currently serves as President of Great South Land Minerals Limited. Dr. Burrett received his Bachelor of Science with honors from the University of London in 1970, and a PhD from the University of Tasmania in 1978. He was a Professor of Geology in the School of Earth Sciences in the University of Tasmania. He previously served as Chairman of the Department of Geology from 1998 to 2002. He has published over 100 scientific papers and edited the standard volume on the “Geology of Tasmania.” He has also supervised a graduate study focusing on the Paleozoic basin evolution in Tasmania and Laos. Dr. Burrett has consulted on applied aspects of basin evolution, petroleum, lead and zinc deposits to companies such as Shell, CRA, Oxania and BHP in Australia, Oman, Laos, China and Thailand.

Graham Rogers, B.Ec., M.Sc., CPA,PNA,MAICD,PIA, SA Fin, of Hobart, Tasmania, currently directs and oversees all legal, commercial and financial activities with a primary focus on managing capital for GSLM exploration activities at GSLM. He joined GSLM in December 2006, bringing over 20 year’s experience in the strategic financial analysis and management in the resources and energy sector, including 18 years engaged in tertiary education in Accounting, Banking & Finance at 4 Australian universities. Mr. Rogers designed a National Securitization program for renewable energy; was a Director of ZCo2e, the distributed renewable energy company of the Central Victorian Greenhouse reduction Alliance; served as Australian lead manager for the Australian Banking System involvement in the North West Shelf Domestic Gas Phase 1 project; member of the Lead bank group of the Cooper Basin Oil & Gas project; was part of the Managed project finance, corporate finance and investment banking teams at Australian Resources Development Bank Limited and Hambros Australia Limited.

Phil Simpson has been Executive Director of the Company’s Great South Land Minerals subsidiary (GSLM). He brings expertise in corporate finance and logistics. He is also to act as a liaison between the local landowners and the Company. Mr. Simpson has 30 years experience in fisheries and agribusiness management and is a consultant to leading banks and superannuation funds. He is also a member in good standing of The Australian Institute of Company Directors (AICD).

Malcolm Bendall was a founding director of Great Southland Minerals Limited (GSLM) and was appointed Chief Executive Officer and board Chairman of Empire Energy on June 4, 2004 for the purpose of progressing the merger between GSLM and Empire Energy and served in that capacity until August 2007. He has been involved in organizations investigating the viability of petroleum resources in Special Exploration License 13/98 since 1978. Mr. Bendall has worked as a mine manager and drill supervisor and has been published in two international petroleum magazines. He is a fellow of the Institute of Company Directors, Tasmania.

John C. Garrison has been a director of the Company since April 1999. Mr. Garrison is a certified public accountant with over twenty-five years of experience in accounting, auditing and financial management. He served as corporate secretary, director and chief accounting officer of Infinity, Inc., a publicly traded oilfield service and oil and gas exploration and development company from April 1995 to August 1999. He is presently a director of Quest Resource Corporation, a publicly traded energy company,

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: March 26, 2008	By:	/s/ Malcolm Bendall
Mr. Malcolm Bendall
Chief Executive Officer